NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'Exchange' or the ‘NYSE’) hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the ‘Common Stock’) of hhgregg, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on March 27, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company fell below the continued listing standard requiring a listed company to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. 1. Section 802.01B of the NYSE Listed Company Manual states, in part, that the Exchange will promptly delist a security of either a domestic or non-U.S. issuer when the issuer's average global market capitalization over a consecutive 30 trading-day period falls below $15 million regardless of the original standard under which the issuer listed. 2. The Exchange, on February 27, 2017, determined that the Common Stock should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and letter on February 27, 2017. 3. Pursuant to the above authorization, a press release was issued and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on February 27, 2017. Similar information was included on the Exchange's website. Trading in the Common Stock was suspended at the close of trading on February 27, 2017. 4. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the ‘Committee’) the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.